Exhibit 99.1

Grace Colón succeeds Amy Abernethy on the CareDx Board

Colón brings expertise to grow patient centric innovation capabilities at CareDx

BRISBANE, Calif., July 2, 2019 — CareDx, Inc. (Nasdaq: CDNA), a leading molecular diagnostics company focused on the discovery, development, and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced that Grace Colón, Ph.D. has joined CareDx’s Board of Directors.

Dr. Colón has served as President, Chief Executive Officer and Director of InCarda Therapeutics, Inc., a clinical stage company developing therapeutics for cardiovascular conditions since 2013. In addition to her role at InCarda, she is also Executive Chairman (formerly CEO) of ProterixBio, and is on the board of Cocoon Biotech. Previously, she served on the boards of Paradigm Diagnostics and PerceptiMed. She was formerly a partner at New Science Ventures and held various leadership roles at Intrexon Corporation, Gilead Sciences and Affymetrix. Earlier in her career, she was an engagement manager with McKinsey & Co. Dr. Colón received her B.S. in chemical engineering from the University of Pennsylvania and a Ph.D. in chemical engineering from the Massachusetts Institute of Technology.

“Dr. Colón brings over 25 years of experience in biopharma, genomics, healthcare and industrial biotechnology and has committed the last 6 years to developing transformative therapies for cardiac conditions. Her contributions will be invaluable as we further develop the CareDx product pipeline” said Peter Maag, CareDx Chief Executive Officer.

“I am excited to work with the CareDx management team and board at a time of tremendous growth and innovation and delighted to have the opportunity to contribute to the mission of improving transplant patient outcomes” said Grace Colón.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant recipients. CareDx offers products along the pre- and post-transplant testing continuum, and is the leading provider of genomics-based information for transplant patients.

For more information, please visit: www.CareDx.com.

CONTACTS:

CareDx, Inc.

Sasha King

Chief Commercial Officer

415-287-2393

sking@caredx.com

Investor Relations

David Clair

Westwicke Partners

646-277-1266

david.clair@icrinc.com